Exhibit 3.4

                      AMENDMENT TO BYLAWS OF

                     THE AUTOLINE GROUP, INC.


          The following amendment to the Bylaws of The Autoline Group, Inc. was adopted by unanimous consent of the Board of Directors of the Company on the 18th day of June, 2004:

          Section 2.11 Written Consent to Action by Shareholders. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were entitled to be present and to vote.

          I, Burke Staker, Secretary of The Autoline Group, Inc., hereby certify that the foregoing Amendment to the Bylaws of The Autoline Group, Inc. was duly adopted by resolution of the Board of Directors on the 18th day of June, 2004.



                              /s/Burke Staker
                              Burke Staker